Exhibit 99.1

Xynomic Pharmaceuticals, Inc. Will Present at ASCO 2019 Annual Meeting, Will Sponsor an EU Investigator Meeting for Potentially Pivotal Kidney Cancer Trial, and Appoints Interim Chief Accounting Officer

RALEIGH, N.C. and SHANGHAI, March 20, 2019/PRNewswire/ - Xynomic Pharmaceuticals, Inc. (“Xynomic”), a clinical stage US-China oncology drug development company, and Bison Capital Acquisition Corporation (Nasdaq: BCAC), jointly announced that Xynomic and its collaborators will present at the American Society of Clinical Oncology (“ASCO”) 2019 Annual Meeting to be held in Chicago from May 31, 2019 - June 4, 2019. The presentation will show Phase 1 data of XP-105 (also known as BI 860585), Xynomic’s Phase 2 ready, ATP-competitive, third generation mTORC1/2 Inhibitor, used alone or in combination with exemestane or paclitaxel in patients with advanced solid tumors. XP-105 is a potent dual inhibitor designed to overcome mTORC1 inhibition resistance. An oral presentation titled “A Dose Escalation Pharmacokinetic (PK) and Pharmacodynamic (PD) Study of mTORC1/2 Inhibitor XP-105 (BI 860585) as Monotherapy and in Combination with Exemestane or Paclitaxel in Patients (pts) with Advanced Solid Tumors” will be presented by Dr. Filippo G. De Braud, a lead investigator at Fondazione IRCCS Istituto Nazionale dei Tumori, Milan, Italy. This Phase 1 trial enrolled a total of 90 patients; 41 were in Arm A where XP-105 was used as a monotherapy (the “monotherapy arm”), 25 were in Arm B where XP-105 was used in combination with exemestane (the “exemestane combination arm”), and 24 were in Arm C where XP-105 was used in combination with paclitaxel (the “paclitaxel combination arm”). Combination regimens showed higher activity as compared to monotherapy. In the monotherapy arm, stable disease (“SD”) was reported in 8 pts (20%), with a median duration of 11 months. In the exemestane combination arm, 4 (16%) partial responses (“PR”) were reported. In the paclitaxel combination arm, 1 complete response (“CR”) and 4 PRs were reported (OR rate 21%). Disease control rate (CR/PR/SD) was 20%, 28%, and 58% in the monotherapy, XP-105/exemestane, and XP-105/paclitaxel arms, respectively. In the XP-105/paclitaxel combination the most frequent drug-related adverse events (“AEs”) were diarrhea and fatigue (58.3% each), hyperglycaemia (54.2%), and anaemia (50%). Grade ≥3 AEs were hyperglycaemia, fatigue, diarrhea, anaemia, and leukopenia.

In addition, Xynomic will sponsor an investigator meeting on Friday, March 22, 2019 in Athens, Greece. The investigator meeting will bring together European Union (“EU”) physicians, care providers and clinical research coordinators. The participants are from current and prospective clinical trial sites in the potentially pivotal Phase 3 clinical trial of testing Xynomic’s abexinostat, in combination with pazopanib, against renal cell carcinoma. The participants will be presented with trial design, protocol, and study management as a part of the preparation of the trial start and patient recruitment.

Furthermore, Xynomic’s board of directors has appointed Ms. Jinwei Coco Kou as the Interim Chief Accounting Officer. Ms. Kou is responsible for overseeing all accounting functions such as ledger accounts, financial statements, and cost control systems. Before joining Xynomic, Ms. Kou had extensive experience in internal controls, multinational operations and corporate finance of high-tech companies. From 2017-2018, Ms. Kou was the Chief Financial Officer at Salion Food Condiment Company Limited (a company approved for listing by the Hong Kong Stock Exchange). From 2008-2016, she was a Managing Director at Marcum Bernstein & Pinchuk LLP, one of the largest independent public accounting and advisory services firms in the United States, with multinational offices. From 2005-2008, Ms. Kou worked for Deloitte Touche Tohmatsu. Ms. Kou is a CPA in both the United States and China. Ms. Kou holds a Bachelor degree in Economics majoring in Finance, and a Master’s degree in Economics majoring in Risk Management and Insurance, both from Peking University. Ms. Kou holds an Executive MBA degree jointly granted by Columbia Business School, London Business School and Hong Kong University Business School.

About Xynomic Pharmaceuticals, Inc.
Xynomic Pharmaceuticals, Inc. is a clinical stage oncology-focused biopharmaceutical company. Its current pipeline mainly consists of 3 drug candidates; Xynomic owns global exclusive development, manufacturing and commercialization rights to each of these. Its lead drug candidate abexinostat is in global potentially pivotal clinical trials against renal cell carcinoma (in combination with pazopanib) and non-Hodgkin’s lymphoma (as a single agent). Xynomic Pharma’s other clinical stage drug candidate XP-105 (BI 860585) is a Phase 2 ready, ATP-competitive mTORC1/2 inhibitor against solid tumors. Xynomic’s pre-clinical oncology drug candidate XP-102 (BI 882370) is a pan-RAF inhibitor.

About Bison Capital Acquisition Corp.
Bison Capital Acquisition Corp. (BCAC) is a blank check company incorporated in the British Virgin Islands on October 7, 2016 and was formed for the purpose of acquiring, engaging in a share exchange, purchasing the assets of, or engaging in any other similar business combination with one or more businesses or entities (a “Business Combination”). The sponsor of BCAC, Bison Capital Holding Company Limited, founded in 2013, is an alternative investment company that invests in high growth opportunities in the media/entertainment, financial services and healthcare industries. The board of directors of BCAC has unanimously approved an agreement and plan of merger, dated September 12, 2018, as amended, pursuant to which, BCAC is contemplating a Business Combination with Xynomic Pharmaceuticals, Inc. to be closed following BCAC shareholders’ approval. BCAC’s units, ordinary shares, rights and warrants are currently listed on the Nasdaq Capital Market under the symbols “BCACU”, “BCAC”, “BCACR” and “BCACW”, respectively.

Investor Relations, Media, and Business Development Contact:
angela.feng@xynomicpharma.com
rachelzhu@bisonholding.com